Exhibit 10.1

REFINANCING AMENDMENT

(AMENDMENT NO. 3 TO CREDIT AGREEMENT)

REFINANCING AMENDMENT (this “Agreement”), dated as of February 23, 2018, among XPO LOGISTICS, INC., a Delaware corporation (the “Borrower”), the other Subsidiaries of the Borrower party hereto, each financial institution identified on the signature pages hereto as a Refinancing Term Lender (each, a “Refinancing Term Lender”) and Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent for the Lenders (in such capacities, the “Agent”), relating to the Senior Secured Term Loan Credit Agreement, dated as of October 30, 2015 (as heretofore amended, amended and restated, extended, supplemented or otherwise modified from time to time prior to the date hereof, including by that certain Incremental and Refinancing Amendment (Amendment No. 1 to Credit Agreement), dated as of August 25, 2016, and that certain Refinancing Amendment (Amendment No. 2 to Credit Agreement), dated as of March 10, 2017, the “Credit Agreement”), among the Borrower, the other Subsidiaries of the Borrower from time to time party thereto, the Lenders from time to time party thereto and the Agent.

RECITALS:

Refinancing Amendment

WHEREAS, pursuant to Section 2.16 of the Credit Agreement, the Borrower wishes to obtain Refinancing Loans (the “Refinancing Term Loans”) from the Refinancing Term Lenders to refinance all Loans outstanding immediately prior to the effectiveness of this Agreement (such Loans, collectively, and including for the avoidance of doubt, Loans that are converted, exchanged or rolled into Refinancing Term Loans pursuant to this Agreement, the “Refinanced Term Loans”, and such transaction, the “Refinancing Transaction”) pursuant to a Refinancing Amendment under the Credit Agreement, and the Refinancing Term Lenders are willing to provide the Refinancing Term Loans on and subject to the terms and conditions set forth herein.

WHEREAS, the Refinancing Term Lenders will comprise, and Refinancing Term Loans will be made by, (i) in part, Lenders who hold Refinanced Term Loans and who agree to convert, exchange or “cashless roll” all of their Refinanced Term Loans to or for Refinancing Term Loans; and (ii) in part, Persons providing new Refinancing Term Loans the proceeds of which will be used by the Borrower to repay holders of Refinanced Term Loans that will not be so converted, exchanged or rolled.

WHEREAS, pursuant to Sections 2.16(e) and 12.2 of the Credit Agreement, the Credit Agreement may be amended to give effect to the provisions of Section 2.16 of the Credit Agreement through a Refinancing Amendment executed by the Borrower, the Agent and the Refinancing Term Lenders.

Further Amendments:

WHEREAS, immediately following the effectiveness of the Refinancing Transaction, the Borrower and the Refinancing Term Lenders (which Refinancing Term Lenders, taken together, constitute all Lenders after giving effect to the Refinancing Transaction), desire to make certain other changes to the terms of the Credit Agreement pursuant to Section 12.2 of the Credit Agreement as set forth in Section 4 of this Agreement.

NOW THEREFORE, the parties hereto hereby agree as follows:

SECTION 1. Defined Terms. Unless otherwise specifically defined herein, each term used herein that is defined in the Credit Agreement has the meaning assigned to such term in the Credit Agreement.

SECTION 2. Refinancing Term Loans.

(a) Subject to and upon the terms and conditions set forth herein, each Refinancing Term Lender severally agrees to make, on the Amendment No. 3 Closing Date (as defined below), a Refinancing Term Loan in Dollars to the Borrower (or, in the case of a Converting Refinancing Term Lender (as defined below), convert, exchange or roll its Refinanced Term Loan for a Refinancing Term Loan in an equal principal amount) on the Amendment No. 3 Closing Date in an aggregate principal amount equal to the commitment amount set forth next to such Refinancing Term Lender’s name in Schedule 1, Part A hereto (in the case of any Refinancing Term Lender making its Refinancing Term Loan in cash) or Schedule 1, Part B hereto (in the case of any Refinancing Term Lender converting, exchanging or rolling its Refinanced Term Loan to or for a Refinancing Term Loan), under the caption “Refinancing Term Commitment” (the “Refinancing Term Commitment”) on the terms set forth in this Agreement. Each Refinancing Term Commitment will terminate in full upon the making of the related Refinancing Term Loan (or conversion, exchange or roll of the related Refinanced Term Loan, as applicable). Refinancing Term Loans borrowed under this Section 2 and subsequently repaid or prepaid may not be reborrowed. In addition, each Refinancing Term Lender waives its right to any compensation pursuant to Section 2.11(b) of the Credit Agreement with respect to the prepayment, exchange, roll or conversion of its Refinanced Term Loans.

(b) Substantially simultaneously with the borrowing of Refinancing Term Loans, the Borrower shall fully prepay any outstanding Refinanced Term Loans, together with accrued and unpaid interest thereon to the Amendment No. 3 Closing Date; provided that each Converting Refinancing Term Lender irrevocably agrees to accept, in lieu of cash for the outstanding principal amount of its Refinanced Term Loan so prepaid, on the Amendment No. 3 Closing Date an equal principal amount of Refinancing Term Loans in accordance with this Agreement. “Converting Refinancing Term Lender” means a Refinancing Term Lender that agrees pursuant to this Agreement to convert, exchange or “cashless roll” all, or any portion, of its Refinanced Term Loan for a Refinancing Term Loan.

SECTION 3. Refinancing Amendments to Credit Agreement. The following amendments are made to the Credit Agreement on the Amendment No. 3 Closing Date immediately prior to the effectiveness of the Additional Amendments (as defined below) to effect the Refinancing Transaction:

(a) Section 1.1 of the Credit Agreement is amended to add the following new defined terms in the appropriate alphabetical order:

“Amendment No. 3” means the Refinancing Amendment (Amendment No. 3 to Credit Agreement) dated as of February 23, 2018 among the Borrower, the other Credit Parties thereto, the Lenders party thereto and the Agent.

“Amendment No. 3 Closing Date” has the meaning set forth in Amendment No. 3, and occurred on February 23, 2018.

(b) The following definitions in Section 1.1 of the Credit Agreement are amended and restated in its entirety to read as follows:

“Applicable Margin” shall mean for any day with respect to (i) any LIBOR Loan, 2.00% per annum and (ii) any Base Rate Loan, 1.00% per annum.

“Commitments” means, collectively, the aggregate Commitments of the Lenders, and the term “Commitment” with respect to an individual Lender means such Lender’s commitment to make Loans to the Borrower in accordance with the terms of this Agreement. The Commitments of each Lender and the aggregate Commitments of all Lenders on the Closing Date are set forth on Annex B. The Commitments of each Lender and the aggregate Commitments of all Lenders on the Amendment No. 3 Closing Date are set forth on Schedule 1 to Amendment No. 3.

“Lender” means each financial institution or other entity that (a) is listed on the signature pages hereof as a “Lender” or, pursuant to an Incremental Amendment or Refinancing Amendment, becomes an Additional Lender, or (b) from time to time becomes a party hereto by execution of an Assignment Agreement. For the avoidance of doubt, the Refinancing Term Lenders, as defined in Amendment No. 3, shall constitute “Lenders” for all purposes hereunder.

“Loans” means the loans made by the Lenders to the Borrower (a) pursuant to Section 2.1(a) on the Closing Date, which loans, for the avoidance of doubt, shall cease to be outstanding on the Amendment No. 1 Closing Date, (b) pursuant to Amendment No. 1 on the Amendment No. 1 Closing Date, which loans, for the avoidance of doubt, shall cease to be outstanding on the Amendment No. 2 Closing Date, (c) pursuant to Amendment No. 2 on the Amendment No. 2 Closing Date, which loans, for the avoidance of doubt, shall cease to be outstanding on the Amendment No. 3 Closing Date, or (d) pursuant to Amendment No. 3 on the Amendment No. 3 Closing Date.

“Maturity Date” means the date that is seven years after the Amendment No. 3 Closing Date, provided that if such date is not a Business Day, then the Maturity Date shall be the next succeeding Business Day.

(c) [Reserved].

(d) Section 2.1(a) of the Credit Agreement is hereby amended by deleting the last sentence thereof and replacing it with the following. “Each Loan made on the Amendment No. 3 Closing Date shall be made by the Lenders in accordance with their applicable Pro Rata Share of the Commitments as of such date.”

(e) Section 2.2 of the Credit Agreement is amended to read in its entirety as follows:

The Borrower shall pay to each Lender (i) on the last Business Day of each Fiscal Quarter occurring after the Amendment No. 3 Closing Date (commencing with the Fiscal Quarter ending March 31, 2018) but prior to the Maturity Date, a portion of the principal amount of all Loans then outstanding in an amount equal to 0.25% of the sum of the aggregate principal amount of the Loans outstanding on the Amendment No. 3 Closing Date after giving effect to Amendment No. 3 (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.3 of this Agreement (it being understood and agreed that the $555,000,000 prepayment made on November 3, 2016 shall be applied (net of any amounts from such prepayment applied to amortization payments required by this Section 2.2 prior to the Amendment No. 3 Closing Date) to the amortization payments required by this Section 2.2 in direct order of maturity) and (ii) on the Maturity Date, the aggregate principal amount of all Loans outstanding on such date and all accrued and unpaid interest thereon.

(f) Section 2.3(a)(ii) of the Credit Agreement is hereby amended by: replacing the words “Amendment No. 2 Closing Date” with the words “Amendment No. 3 Closing Date”.

(g) Section 2.4 of the Credit Agreement is amended to read in its entirety as follows:

The Borrower shall utilize the proceeds of the Loans made on the Amendment No. 3 Closing Date (i) to repay all Loans outstanding on the Amendment No. 3 Closing Date immediately prior to the funding of the Loans made on such date, (ii) to pay accrued interest, fees, costs and expenses in connection with the foregoing (including any original issue discount or upfront fees) and (iii) for general corporate purposes.

SECTION 4. Additional Amendments to Credit Agreement. In addition to the amendments described in Section 3 hereof, the Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~ ) and to add the underlined text (indicated in the same manner as the following example: underlined text) as set forth in the changed pages of the Credit Agreement attached as Exhibit A hereto, effective immediately following the effectiveness of the Refinancing Transaction on the Amendment No. 3 Closing Date.

SECTION 5Terms of the Refinancing Term Loans Generally. On the Amendment No. 3 Closing Date, giving effect to the Refinancing Term Loans hereunder, (a) each Refinancing Term Lender shall become a “Lender” for all purposes of the Credit Agreement and the other Loan Documents, and (b) each Refinancing Term Loan shall constitute a “Loan” for all purposes of the Credit Agreement and the other Loan Documents. The Refinancing Term Loans shall be on identical terms as contemplated hereby and shall constitute a single class of Loans under the Credit Agreement. The parties hereto hereby consent to the incurrence of the Refinancing Term Loans on the terms set forth herein. Upon the effectiveness of this Agreement, all conditions and requirements set forth in the Credit Agreement or the other Loan Documents relating to the incurrence of the Refinancing Term Loans shall be deemed satisfied and the incurrence of the Refinancing Term Loans shall be deemed arranged and consummated in accordance with the terms of the Credit Agreement and the other Loan Documents.

SECTION 6. Representations of the Borrower. The Borrower and each other Credit Party hereby represents and warrants to the Agent and the Refinancing Term Lenders that on the Amendment No. 3 Closing Date:

(a) no Default or Event of Default shall have occurred and be continuing immediately prior to or immediately after the incurrence of the Refinancing Term Loans;

(b) the representations and warranties set forth in Section 4 of the Credit Agreement and in each other Loan Document shall be true and correct in all material respects on and as of the Amendment No. 3 Closing Date, except to the extent that such representations or warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

SECTION 7. Conditions to the Amendment No. 3 Closing Date. This Agreement shall become effective as of the first date when each of the following conditions shall have been satisfied (the date of satisfaction of such conditions and the funding of the Refinancing Term Loans, the “Amendment No. 3 Closing Date”):

(a) The Agent shall have received from the Borrower, each other Credit Party, each Refinancing Term Lender, and the Agent an executed counterpart hereof or other written confirmation (in form satisfactory to the Agent) that such party has signed a counterpart hereof.

(b) The Agent shall have received a borrowing notice (with respect to the Refinancing Term Loans) at least one Business Day prior to the Amendment No. 3 Closing Date, legal opinions, corporate documents and officers and public officials certifications (including a solvency certificate) with respect to the Borrower and the Guarantors in each case customary for financings of the type described herein (it being understood that any such documentation shall be deemed “customary” if in a form consistent with such documentation delivered in connection with Amendment No. 2 on the Amendment No. 2 Closing Date (subject to adjustments to be reasonably agreed taking into account the nature of the facilities contemplated hereby);

(c) Citigroup Global Markets Inc., in its capacity as arranger of the amendments contemplated by this Agreement (the “Arranger”), and the Agent shall have received, at least three business days prior to the Amendment No. 3 Closing Date, all documentation and other information related to the Borrower or any Guarantor required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations including, without limitation, the Patriot Act, in each case to the extent requested by the Arranger or the Agent from the Borrower in writing at least 10 Business Days prior to the Amendment No. 3 Closing Date.

(d) All fees due to the Arranger and the Refinancing Term Lenders on the Amendment No. 3 Closing Date pursuant to the Commitment Letter and the Fee Letter, each dated as of February 13, 2018 between the Borrower and the Arranger and pertaining to the Refinancing Term Loans made hereunder, shall have been paid, and all reasonable and documented out-of-pocket expenses to be paid or reimbursed to the Arranger on the Amendment No. 3 Closing Date pursuant to such Commitment Letter that have been invoiced at least three business days prior to the Amendment No. 3 Closing Date shall have been paid.

(e) Any (i) accrued and unpaid interest owing by the Borrower to any Lender pursuant to the Credit Agreement, and (ii) (subject to the last sentence of Section 2(a) hereof) fees owing by the Borrower pursuant to Section 2.11(b) of the Credit Agreement in each case as a result of the consummation of the transactions contemplated by this Agreement shall have been paid in full on the Amendment No. 3 Closing Date.

(f) The representations and warranties made pursuant to Section 6 hereof shall be true and correct in all material respects on and as of the Amendment No. 3 Closing Date, except to the extent that such representations or warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date;

(g) Since December 31, 2017, no event shall have occurred that alone or together with any other events, has had a material adverse effect on the business, financial condition, operations or properties of the Borrower and its Subsidiaries, taken as a whole.

(h) The Agent shall have received a certificate, duly executed by an Officer of the Borrower, certifying as to the satisfaction of the conditions referred to in Sections 7(f) and 7(g) above.

SECTION 8. Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York.

SECTION 9. Confirmation of Guarantees and Security Interests. By signing this Agreement, each Credit Party hereby confirms that (a) the obligations of the Credit Parties under the Credit Agreement as modified or supplemented hereby (including with respect to the Refinancing Term Loans contemplated by this Agreement) and the other Loan Documents (i) are entitled to the benefits of the guarantees and the security interests set forth or created in the Credit Agreement, the Collateral Documents and the other Loan Documents, (ii) constitute “Obligations” as such term is defined in the Credit Agreement, subject to the qualifications and exceptions described therein, (iii) notwithstanding the effectiveness of the terms hereof, the Collateral Documents and the other Loan Documents, are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects and (b) each Refinancing Term Lender shall be a “Secured Party” and a “Lender” (including without limitation for purposes of the definition of “Requisite Lenders” contained in Section 1.1 of the Credit Agreement) for all purposes of the Credit Agreement and the other Loan Documents. Each Credit Party ratifies and confirms that all Liens granted, conveyed, or assigned to the Agent by such Person pursuant to any Loan Document to which it is a party remain in full force and effect, are not released or reduced, and continue to secure full payment and performance of the Secured Obligations as increased hereby, subject to Section 6.10(e) of the Credit Agreement.

SECTION 10. Credit Agreement Governs. Except as expressly set forth herein, this Agreement shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of any Lender or the Agent under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle any Credit Party to a future consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances.

SECTION 11. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or electronic (i.e., “pdf” or “tif”) transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 12. Miscellaneous. This Agreement shall constitute a “Refinancing Amendment” and a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents. The provisions of this Agreement are deemed incorporated into the Credit Agreement as if fully set forth therein. To the extent required by the Credit Agreement, each of the Borrower and the Agent hereby consents to each Refinancing Term Lender that is not a Lender as of the date hereof becoming a Lender under the Credit Agreement on the Amendment No. 3 Closing Date. The Agent and the Refinancing Term Lenders hereby acknowledge that the Borrower has complied with the notice provisions required by Section 2.16 of the Credit Agreement in connection with the Refinancing Term Loans. For only the purpose of Sections 11.1(a)(ii)(B) and 11.1(a)(iv)(A) of the Credit Agreement, the Borrower hereby consents to the assignments by Citigroup Global Markets Inc. (or its designated affiliate), in its capacity as a Lender under the Credit Agreement, on or before the date that is 45 calendar days from the Amendment No. 3 Closing Date, in a manner otherwise in accordance with the Credit Agreement, as amended by this Agreement, of its Refinancing Term Loans made by it on the Amendment No. 3 Closing Date solely to the institutions and solely in the amounts previously agreed upon by Citigroup Global Markets Inc. (or its designated affiliate) and the Borrower.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:

XPO LOGISTICS, INC.

By:	/s/ John J. Hardig
Name: John J. Hardig
Title: Chief Financial Officer

[Signature Page – Amendment No. 3 to XPO Senior Secured Term Loan Credit Agreement]

The following Persons are signatories to this Agreement in their capacity as Guarantors:

BOUNCE LOGISTICS, LLC

CON-WAY MULTIMODAL INC.

MANUFACTURERS CONSOLIDATION SERVICE
    OF CANADA, INC.

XPO AIR CHARTER, LLC

XPO CNW, INC.

XPO COURIER, LLC

XPO CUSTOMS CLEARANCE SOLUTIONS, LLC

XPO DEDICATED, LLC

XPO ENTERPRISE SERVICES, INC.

XPO GLOBAL FORWARDING, INC.

XPO INTERMODAL SERVICES, LLC

XPO INTERMODAL SOLUTIONS, INC.

XPO INTERMODAL, INC.

XPO LAND HOLDINGS, LLC

XPO LAST MILE HOLDING, INC.

XPO LAST MILE, INC.

XPO LOGISTICS CARTAGE, LLC

XPO LOGISTICS DRAYAGE, LLC

XPO LOGISTICS EXPRESS, LLC

XPO LOGISTICS FREIGHT, INC.

XPO LOGISTICS MANAGED TRANSPORTATION, LLC

XPO LOGISTICS MANUFACTURING, LLC

XPO LOGISTICS NLM, LLC

XPO LOGISTICS PORT SERVICES, LLC

XPO LOGISTICS, LLC

XPO LTL SOLUTIONS, INC.

XPO PROPERTIES, INC.

XPO SERVCO, LLC

XPO STACKTRAIN, LLC

XPO TRANSPORT, LLC

By:	/s/ John J. Hardig
Name: John J. Hardig
Title: Assistant Treasurer

[Signature Page – Amendment No. 3 to XPO Senior Secured Term Loan Credit Agreement]

XPO LOGISTICS SUPPLY CHAIN     CORPORATE SERVICES, INC.

XPO LOGISTICS SUPPLY CHAIN HOLDING     COMPANY

XPO LOGISTICS SUPPLY CHAIN OF NEW     JERSEY, LLC

XPO LOGISTICS SUPPLY CHAIN OF TEXAS, LLC

XPO LOGISTICS SUPPLY CHAIN, INC.

XPO LOGISTICS WORLDWIDE     GOVERNMENT SERVICES, LLC

XPO LOGISTICS WORLDWIDE, INC.

XPO LOGISTICS WORLDWIDE, LLC

By:	/s/ John J. Hardig
Name: John J. Hardig
Title: Treasurer

XPO DISTRIBUTION SERVICES, INC.

By:	/s/ Karlis P. Kirsis
Name: Karlis P. Kirsis
Title: Vice President and Assistant Secretary

CTP LEASING, INC.

By:	/s/ Andrew J. DiLuciano
Name: Andrew J. DiLuciano
Title: President

PDS TRUCKING, INC.

By:	/s/ Andrew J. DiLuciano
Name: Andrew J. DiLuciano
Title: Treasurer

[Signature Page – Amendment No. 3 to XPO Senior Secured Term Loan Credit Agreement]

CITIBANK, N.A., as a Refinancing Term Lender

By:	/s/ Akshay Kulkarni
Name: Akshay Kulkarni
Title: Vice President

[Signature Page – Amendment No. 3 to XPO Senior Secured Term Loan Credit Agreement]

MORGAN STANLEY SENIOR FUNDING, INC., as Agent

By:	/s/ Chance Moreland
Name: Chance Moreland
Title: Authorized Signatory

[Signature Page – Amendment No. 3 to XPO Senior Secured Term Loan Credit Agreement]

Remaining Signature Pages

[To be held on file with the Agent]

SCHEDULE 1

Refinancing Term Commitments

Part A

Name of Refinancing Term Lender	Refinancing Term Commitment
Citibank, N.A.	$821,440,679.15
TOTAL:	$821,440,679.15

Part B

[To be held on file with the Agent]

EXHIBIT A

Additional Amendments

EXECUTION

CUSIP Number: 98379EAB2

SENIOR SECURED TERM LOAN CREDIT AGREEMENT1

by and among

XPO LOGISTICS, INC.,

as Borrower,

THE OTHER SUBSIDIARIES SIGNATORY HERETO,

as Guarantors,

THE LENDERS SIGNATORY HERETO

FROM TIME TO TIME,

as Lenders,

MORGAN STANLEY SENIOR FUNDING, INC.

as Agent,

MORGAN STANLEY SENIOR FUNDING, INC.,

J.P. MORGAN SECURITIES LLC, BARCLAYS BANK PLC,

DEUTSCHE BANK SECURITIES INC., HSBC SECURITIES (USA) INC.

and CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK,

as Joint Lead Arrangers and Joint Bookrunners

Dated as of October 30, 2015

[1]	Conformed for Incremental and Refinancing Amendment No. 1 and Refinancing Amendment No. 2.

Interests in Borrower (other than Disqualified Stock) or any direct or indirect parent of Borrower (provided, that in the case of any such parent, such Indebtedness or Disqualified Stock is retired or extinguished), plus

(6) 100% of the aggregate amount received by Borrower or any Restricted Subsidiary after the Closing Date in cash and the Fair Market Value (as determined in good faith by Borrower) of property other than cash received by Borrower or any Restricted Subsidiary from:

(A) the sale or other disposition (other than to Borrower or a Restricted Subsidiary) of Restricted Investments made by Borrower and the Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from Borrower and the Restricted Subsidiaries by any Person (other than Borrower or any Restricted Subsidiary) and from repayments of loans or advances, and releases of guarantees, which constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made pursuant to Section 7.2(b)(vii)),

(B) the sale (other than to Borrower or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary, or

(C) a distribution or dividend from an Unrestricted Subsidiary, plus

(7) in the event any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into Borrower or a Restricted Subsidiary, the Fair Market Value (as determined in good faith by Borrower) of the Investment of Borrower or the Restricted Subsidiaries in such Unrestricted Subsidiary (which, if the Fair Market Value of such Investment shall exceed $62.5 million, shall be determined by the Board of Directors of Borrower) at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to Section 7.2(b)(vii)) or constituted a Permitted Investment).

“Current Assets” shall mean, at any time, the consolidated current assets (other than cash and Cash Equivalents) of Borrower and its Restricted Subsidiaries at such time.

“Current Liabilities” shall mean, at any time, (a) the consolidated current liabilities of Borrower and its Restricted Subsidiaries at such time, but excluding, without duplication, the current portion of any long-term Indebtedness and (b) revolving loans, swingline loans and letter of credit obligations under the ABL Credit Agreement or any other revolving credit facility.

“Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Defaulting Lender “ shall mean any Lender that (a) has failed to fund all or any portion of its Loans on the date such Loans were required to be funded hereunder, (b) has notified Borrower and Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (c) has failed, within three Business Days after written request by Agent or

(3) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value (as determined in good faith by Borrower) of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person;

provided, however, that, notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money; (2) deferred or prepaid revenues; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; (4) obligations under or in respect of a Qualified Securitization Financing~~;~~ (including all obligations of any Securitization Subsidiary); (5) trade and other ordinary course payables, accrued expenses and intercompany liabilities arising in the ordinary course of business; (6) obligations in respect of cash management services; (7) in the case of Borrower and the Restricted Subsidiaries (x) all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business and (y) intercompany liabilities in connection with cash management, tax and accounting operations of Borrower and the Restricted Subsidiaries; and (8) any obligations under Hedging Obligations; provided that such agreements are entered into for bona fide hedging purposes of Borrower or the Restricted Subsidiaries (as determined in good faith by the board of directors or senior management of Borrower, whether or not accounted for as a hedge in accordance with GAAP) and, in the case of any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement, such agreements are related to business transactions of Borrower or the Restricted Subsidiaries entered into in the ordinary course of business and, in the case of any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement, such agreements substantially correspond in terms of notional amount, duration and interest rates, as applicable, to Indebtedness of Borrower or the Restricted Subsidiaries Incurred without violation of this Agreement.

Notwithstanding anything in this Agreement to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under this Agreement but for the application of this sentence shall not be deemed an Incurrence of Indebtedness under this Agreement.

“Indemnified Person” has the meaning ascribed to in Section 2.11.

“Indemnified Tax “ means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of a Credit Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing, that is, in the good faith determination of Borrower, qualified to perform the task for which it has been engaged.

“Information” has the meaning ascribed to it in Section 12.8.

“Insolvency Law” means the Bankruptcy Code, as now and hereafter in effect, any successors to such statute and any other applicable insolvency or other similar law of any jurisdiction solely to the extent that the amount of such loans and advances shall be contributed to Borrower in cash as common equity;

(7) any Investment acquired by Borrower or any Restricted Subsidiary (a) in exchange for any other Investment or accounts receivable held by Borrower or such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by Borrower or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default, or as a result of a Bail-In Action with respect to any contractual counterparty of the Borrower or any Restricted Subsidiary;

(8) Hedging Obligations permitted under Section 7.1(b)(x);

(9) any Investment by Borrower or any Restricted Subsidiary in a Similar Business having an aggregate Fair Market Value (as determined in good faith by Borrower), taken together with all other Investments made pursuant to this clause (9) that are at that time outstanding, not to exceed the sum of (x) the greater of $~~540~~820 million and 60% of Consolidated EBITDA at the time such Investment is made, plus (y) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (9) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be a Restricted Subsidiary;

(10) additional Investments by Borrower or any Restricted Subsidiary having an aggregate Fair Market Value (as determined in good faith by Borrower), taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, not to exceed the sum of (x) the greater of $~~540~~820 million and 60% of Consolidated EBITDA as of the date of such Investment plus (y) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (10) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (10) for so long as such Person continues to be a Restricted Subsidiary;

(11) loans and advances to officers, directors or employees for business-related travel expenses, moving expenses and other similar expenses, in each case Incurred in the ordinary course of business or consistent with past practice or to fund such person’s purchase of Equity Interests of Borrower or any direct or indirect parent of Borrower;

(12) Investments the payment for which consists of Equity Interests of Borrower (other than Disqualified Stock) or any direct or indirect parent of Borrower, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (4) of the definition of “Cumulative Credit”;

(13) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 7.5(b) (except transactions described in clauses (ii), (iv), (vi), (viii)(B) and (xv) of Section 7.5(b));

(14) guarantees issued in accordance with Section 7.1 and Section 6.12 including, without limitation, any guarantee or other obligation issued or incurred under the ABL Credit Agreement (or any credit facility or facilities which amend, restate, refinance, replace, increase or otherwise modify the ABL Credit Agreement) in connection with any letter of credit issued for the account of Borrower or any of its Subsidiaries (including with respect to the issuance of, or payments in respect of drawings under, such letters of credit);

(15) Investments consisting of or to finance purchases and acquisitions of inventory, supplies, materials, services or equipment or purchases of contract rights or licenses or leases of intellectual property;

(16) any Investment in a Securitization Subsidiary or any Investment by a Securitization Subsidiary in any other Person in connection with a Qualified Securitization Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Securitization Financing or any related Indebtedness;

(17) any Investment in an entity which is not a Restricted Subsidiary to which a Restricted Subsidiary sells Securitization Assets pursuant to a Securitization Financing;

(18) Investments of a Restricted Subsidiary acquired after the Closing Date or of an entity merged into, amalgamated with, or consolidated with Borrower or a Restricted Subsidiary in a transaction that is not prohibited by Section 7.8 after the Closing Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(19) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers;

(20) advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of Borrower or the Restricted Subsidiaries;

(21) Investments in joint ventures or Unrestricted Subsidiaries ~~not to exceed $100 million in the aggregate at any one~~having an aggregate Fair Market Value (as determined in good faith by the Company), taken together with all other Investments made pursuant to this clause (21) that are at that time outstanding, not to exceed the sum of (x) the greater of (A) $150 million and (B) 10% of Consolidated EBITDA in the aggregate as of the date of such Investment, plus (y) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment (with the Fair Market Value each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (21) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1)

(19) leases or subleases, and licenses or sublicenses (including with respect to intellectual property) granted to others in the ordinary course of business, and Liens on real property which is not owned but is leased or subleased by Borrower or any Restricted Subsidiary;

(20) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (6), (7), (8), (9), (10), (11), (15) and (25) of this definition; provided, however, that (x) such new Lien shall be limited to all or part of the same property (including any after acquired property to the extent it would have been subject to the original Lien) that secured the original Lien (plus improvements on and accessions to such property, proceeds and products thereof, customary security deposits and any other assets pursuant to the after-acquired property clauses to the extent such assets secured (or would have secured) the Indebtedness being refinanced, refunded, extended, renewed or replaced), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount (or accreted value, if applicable) or, if greater, committed amount of the applicable Indebtedness described under clauses (6), (7), (8), (9), (10), (11), (15) and (25) at the time the original Lien became a Permitted Lien under this Agreement, (B) unpaid accrued interest and premiums (including tender premiums), and (C) an amount necessary to pay any underwriting discounts, defeasance costs, commissions, fees and expenses related to such refinancing, refunding, extension, renewal or replacement; provided, further, however, that (X) in the case of any Liens to secure any refinancing, refunding, extension or renewal of Indebtedness secured by a Lien referred to in clause (6)(B), (6)(C) or (25), the principal amount of any Indebtedness Incurred for such refinancing, refunding, extension or renewal shall be deemed secured by a Lien under clause (6)(B), (6)(C) or (25) and not this clause (20) for purposes of determining the principal amount of Indebtedness outstanding under clause (6)(B) or (6)(C) and (Y) in the case of Liens to secure any refinancing, refunding, extension or renewal of Indebtedness secured by a Lien referred to in clause (6)(B) or (25), such new Lien shall have priority equal to or more junior than the Lien securing such refinanced, refunded, extended or renewed Indebtedness;

(21) Liens on equipment of Borrower or any Restricted Subsidiary granted in the ordinary course of business to Borrower’s or such Restricted Subsidiary’s client at which such equipment is located;

(22) judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(23) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into in the ordinary course of business;

(24) Liens incurred to secure cash management services or to implement cash pooling arrangements in the ordinary course of business;

(25) other Liens securing obligations the outstanding principal amount of which does not, taken together with the principal amount of all other obligations secured by Liens incurred under this clause (25) that are at that time outstanding, exceed the greater of $~~270~~410 million and 30% of Consolidated EBITDA at the time of incurrence (which Lien may be pari passu with or junior to, but not senior to, the Lien securing the Obligations hereunder, except to the extent such Liens secure any Capitalized Lease Obligation or any purchase money Indebtedness, in which

“Principal Property” means any “Principal Property” (as defined in either or both of the Existing Con-way Indentures) owned by Con-way or any of its Restricted Subsidiaries (as defined in either or both of the Existing Con-way Indentures).

“Pro Rata Share” means with respect to all matters relating to any Lender, (i) the percentage obtained by dividing (A) the Commitment of such Lender by (B) the aggregate Commitments of all Lenders (provided that if the Commitments shall have terminated, the Pro Rata Share of each Lender shall be obtained by dividing (A) the aggregate Loans of such Lender by (B) the aggregate Loans of all Lenders), in each case as any such percentages may be adjusted by increases or decreases in Commitments and Loans pursuant to the terms and conditions hereof or by assignments permitted pursuant to Section 11.1.

“Public Lender” has the meaning ascribed to it in Section 10.13(a).

“Qualified Plan” means a Pension Plan that is intended to be tax-qualified under Section 401(a) of the IRC.

“Qualified Securitization Financing” means any Securitization Financing of a Securitization Subsidiary that meets the following conditions:

(1) the Board of Directors of Borrower shall have determined in good faith that such Qualified Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to Borrower and the Securitization Subsidiary;

(2) all sales of Securitization Assets and related assets to the Securitization Subsidiary are made at Fair Market Value (as determined in good faith by Borrower); and

(3) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by Borrower) and may include Standard Securitization Undertakings.

~~The~~For the avoidance of doubt, the grant of a security interest in any Securitization Assets of Borrower or any Restricted Subsidiary (other than a Securitization Subsidiary) to secure ABL Facility Indebtedness, Indebtedness in respect of the 2019 Notes, 2021 Notes, 2022 Notes, Indebtedness hereunder or any Refinancing Indebtedness with respect to the 2019 Notes, 2021 Notes, 2022 Notes or hereunder (in each case, to the extent not constituting a Securitization Financing) shall not be deemed a Qualified Securitization Financing.

“Railcars” means the railroad cars, locomotives or other rolling stock (including stacktrain), or accessories used on such railroad cars, locomotives or other rolling stock (including superstructures and racks) owned by Borrower or any Restricted Subsidiary and employed in the conduct of such Person’s business.

“Ratio Debt” has the meaning specified in Section 7.1(a).

“Ratio Incremental Basket” has the meaning specified in Section 2.15(a).

“Real Property” shall mean collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by any Credit Party, whether by lease, license, or other means, together with, in each case, all easements,

“Securitization Financing” means any transaction or series of transactions that may be entered into by Borrower or any of their Subsidiaries pursuant to which Borrower or any of their Subsidiaries may sell, convey or otherwise transfer (including, for the avoidance of doubt, any conveyance or transfer effected by means of declaration of a trust over the relevant assets) to (a) a Securitization Subsidiary (in the case of a transfer by Borrower or any of its Subsidiaries); and (b) any other Person (in the case of a transfer by a Securitization Subsidiary), or may grant a security interest in, any Securitization Assets (whether now existing or arising in the future) of Borrower or any of their Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such Securitization Assets, all contracts and all guarantees or other obligations in respect of such Securitization Assets, proceeds of such Securitization Assets and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Securitization Assets and any Hedging Obligations entered into by Borrower or any such Subsidiary in connection with such Securitization Assets.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a Securitization Asset or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means a Wholly Owned Restricted Subsidiary (or another Person formed for the purposes of engaging in a Qualified Securitization Financing ~~with Borrower~~ in which Borrower or any of its Subsidiaries makes an Investment and to which Borrower or any of its Subsidiaries transfers Securitization Assets and related assets) which engages in no activities other than in connection with the financing of Securitization Assets of Borrower and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of Borrower (as provided below) as a Securitization Subsidiary and:

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by Borrower or any other Restricted Subsidiary (excluding guarantees of obligations (other than the principal of and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates Borrower or any other Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of Borrower or any other Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(b) with which neither Borrower nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding other than on terms which Borrower reasonably believes to be no less favorable to Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Borrower (other than pursuant to Standard Securitization Undertakings); and

(c) to which neither Borrower nor any Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results (other than pursuant to Standard Securitization Undertakings).

Any such designation by the Board of Directors of Borrower shall be evidenced to Agent by filing with Agent a certified copy of the resolution of the Board of Directors of Borrower giving effect to such Credit Party; provided, that to the extent that no Event of Default has occurred and is continuing, Borrower shall only be responsible for the costs of providing such access once per Fiscal Year. Furthermore, so long as any Event of Default has occurred and is continuing or at any time after all or any portion of the Obligations hereunder have been declared due and payable pursuant to Section 9.2(b), Borrower shall provide reasonable assistance to Agent to obtain access, which access shall be coordinated in scope and substance in consultation with Borrower, to their suppliers and customers.

6.14 Post-Closing Matters. Execute and deliver the documents and complete the tasks set forth on Schedule 6.14, in each case within the time limits specified on such schedule, as such time limits may be extended from time to time by Agent in its reasonable discretion.

6.15 Use of Proceeds. All proceeds of the Loans shall be used as provided in Section 2.4.

7. NEGATIVE COVENANTS

Each Credit Party (to the extent applicable as set forth below) executing this Agreement agrees as to itself and its Restricted Subsidiaries that from and after the Closing Date and until the Termination Date:

7.1 Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a)(i) Borrower shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and (ii) Borrower shall not permit any of the Restricted Subsidiaries (other than any Guarantor) to issue any shares of Preferred Stock; provided, however, that Borrower and any Guarantor may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary that is not a Guarantor may Incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock or issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio of Borrower for the most recently ended four full Fiscal Quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would be no less than 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided, that the amount of Indebtedness (including Acquired Indebtedness), Disqualified Stock and Preferred Stock that may be incurred or issued, as applicable, pursuant to the foregoing by Restricted Subsidiaries that are not Guarantors, together with all Indebtedness, Disqualified Stock or Preferred Stock Incurred by Restricted Subsidiaries that are not Guarantors pursuant to Section 7.1(b)(xii) and (xvi)(A) below, together with any Refinancing Indebtedness in respect thereof, shall not exceed, in the aggregate, the greater of $~~540~~820 million and 60% of Consolidated EBITDA as of the date on which such Indebtedness is Incurred (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount) (Indebtedness Incurred pursuant to this clause (a), the “Ratio Debt”).

(b) The limitations set forth in Section 7.1(a) shall not apply to:

(i) the Incurrence by Borrower or any Restricted Subsidiary of Indebtedness (including under the ABL Credit Agreement and the issuance and creation of letters of credit and bankers’ acceptances thereunder) up to an aggregate principal amount outstanding at the time of Incurrence that, together with the aggregate principal amount of Indebtedness outstanding under clause (xvii) below at the time of Incurrence, does not exceed the Borrowing Base;

(ii) the Incurrence by Borrower and the other Guarantors of Indebtedness under this Facility and the Con-way Bridge Facility (in each case, including any guarantees of any of the foregoing);

(iii) Indebtedness, Preferred Stock and Disqualified Stock of Borrower, the Guarantors and their Restricted Subsidiaries (including, for the avoidance of doubt, Con-way and any Restricted Subsidiary which is a Subsidiary thereof) existing on the Closing Date (other than Indebtedness described in clauses (i) and (ii) of this Section 7.1(b)) and, if such Indebtedness is for borrowed money and is in excess of $20,000,000, listed on Schedule 7.1 hereto;

(iv) Indebtedness (including Capitalized Lease Obligations) Incurred by Borrower or any Restricted Subsidiary, Disqualified Stock issued by Borrower or any Restricted Subsidiary and Preferred Stock issued by any Restricted Subsidiary to finance (whether prior to or within 270 days after) the acquisition, lease, construction, repair, replacement or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) that, when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock or Preferred Stock then outstanding and Incurred pursuant to this clause (iv), together with any Refinancing Indebtedness in respect thereof Incurred pursuant to clause (xv) below, does not exceed at any one time outstanding the greater of $~~570~~685 million and 50% of Consolidated EBITDA as of the date such Indebtedness is Incurred (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount);

(v) Indebtedness Incurred by Borrower or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental law or permits or licenses from governmental authorities, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;

(vi) Indebtedness arising from agreements of Borrower or any Restricted Subsidiary providing for indemnification, adjustment of acquisition or purchase price or similar obligations (including earn-outs), in each case, Incurred or assumed in connection with the Transactions, any Investments or any acquisition or disposition of any business, assets or a Subsidiary not prohibited by this Agreement, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(vii) Indebtedness of Borrower to a Restricted Subsidiary, provided that (except in respect of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management, tax and accounting operations of Borrower and its Subsidiaries) any such Indebtedness owed to a Restricted Subsidiary that is not a Guarantor is subordinated in right of payment to the Obligations of Borrower under the Loans; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except any pledge of such Indebtedness constituting a Permitted Lien but not the transfer thereof upon foreclosure) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (vii);

(viii) shares of Preferred Stock of a Restricted Subsidiary issued to Borrower or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to Borrower or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock not permitted by this clause (viii);

(ix) Indebtedness of a Restricted Subsidiary to Borrower or another Restricted Subsidiary; provided that if a Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor (except in respect of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management, tax and accounting operations of Borrower and its Subsidiaries), such Indebtedness is subordinated in right of payment to the Guaranty of such Guarantor; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to Borrower or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien but not the transfer thereof upon foreclosure) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (ix);

(x) Hedging Obligations that are not incurred for speculative purposes but (A) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of this Agreement to be outstanding; (B) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (C) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases or sales and, in each case, extensions or replacements thereof;

(xi) obligations (including reimbursement obligations with respect to letters of credit, bank guarantees, warehouse receipts and similar instruments) in respect of performance, bid, appeal and surety bonds, completion guarantees and similar obligations provided by Borrower or any Restricted Subsidiary in the ordinary course of business or consistent with past practice or industry practice;

(xii) Indebtedness or Disqualified Stock of Borrower or Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred pursuant to this clause (xii), together with any Refinancing Indebtedness in respect thereof incurred pursuant to clause (xv) below, does not exceed at any one time outstanding the greater of $~~675~~820 million and 60% of Consolidated EBITDA as of the date such Indebtedness is Incurred (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount) (it being understood that any Indebtedness Incurred pursuant to this clause (xii) shall cease to be deemed Incurred or outstanding for purposes of this clause (xii) but shall be deemed Incurred for purposes of Section 7.1(a) from and after the first date on which Borrower, or the Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness under Section 7.1(a) without reliance upon this clause (xii)); provided, that the amount of Indebtedness, Disqualified Stock and Preferred Stock that may be Incurred or issued, as applicable, pursuant to this clause (xii) by Restricted Subsidiaries that are not Guarantors, together with all Indebtedness, Disqualified Stock or Preferred Stock Incurred by Restricted Subsidiaries that are not Guarantors pursuant to the first paragraph of this covenant or clause (xvi)(A) below, and any

Refinancing Indebtedness of Restricted Subsidiaries that are not Guarantors incurred in respect thereof, shall not exceed, in the aggregate, the greater of $ ~~540~~820 million and 60% of Consolidated EBITDA (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount);

(xiii) Indebtedness or Disqualified Stock of Borrower or any Restricted Subsidiary and Preferred Stock of any Restricted Subsidiary in an aggregate principal amount or liquidation preference at any time outstanding, together with Refinancing Indebtedness in respect thereof incurred pursuant to clause (xv) hereof, not greater than 100.0% of the net cash proceeds received by Borrower and the Restricted Subsidiaries since immediately after the Closing Date from the issue or sale of Equity Interests of Borrower or any direct or indirect parent entity of Borrower (which proceeds are contributed to Borrower or a Restricted Subsidiary) or cash contributed to the capital of Borrower (in each case other than proceeds of Disqualified Stock or sales of Equity Interests to, or contributions received from Borrower or any of its Subsidiaries) to the extent such net cash proceeds or cash have not been applied to make Restricted Payments or to make other Investments, payments or exchanges pursuant to Section 7.2(b) or to make Permitted Investments (other than Permitted Investments specified in clauses (1) and (3) of the definition thereof) (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount) (it being understood that any Indebtedness incurred pursuant to this clause (xiii) shall cease to be deemed incurred or outstanding for purposes of this clause (xiii) but shall be deemed incurred for the purposes of Section 7.1(a) from and after the first date on which Borrower, or the Restricted Subsidiary, as the case may be, could have incurred such Indebtedness under Section 7.1(a) without reliance upon this clause (xiii));

(xiv) any guarantee by Borrower or any Restricted Subsidiary of Indebtedness or other obligations of Borrower or any Restricted Subsidiary so long as the Incurrence of such Indebtedness Incurred by Borrower or such Restricted Subsidiary is permitted under the terms of this Agreement; provided that (A) if such Indebtedness is by its express terms subordinated in right of payment to the Loans or the Guaranty of such Restricted Subsidiary, as applicable, any such guarantee with respect to such Indebtedness shall be subordinated in right of payment to the Loans or such Guaranty, as applicable, substantially to the same extent as such Indebtedness is subordinated to the Loans or the Guaranty, as applicable, and (B) if such guarantee is of Indebtedness of Borrower, such guarantee is Incurred in accordance with, or not in contravention of, Section 6.12 solely to the extent Section 6.12 is applicable;

(xv) the Incurrence by Borrower or any of the Restricted Subsidiaries of Indebtedness or Disqualified Stock, or by any Restricted Subsidiary of Preferred Stock of a Restricted Subsidiary, that serves to refund, refinance or defease any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued as permitted under Section 7.1(a) and clauses (i), (ii), (iii), (iv), (xii), (xiii), (xv), (xvi), (xx) and (xxiv) of this Section 7.1(b) up to the outstanding principal amount (or, if applicable, the liquidation preference, face amount, or the like) or, if greater, committed amount (only to the extent the committed amount could have been Incurred on the date of initial Incurrence and was deemed Incurred at such time for the purposes of this Section 7.1) of such Indebtedness or Disqualified Stock or Preferred Stock, in each case at the time such Indebtedness was Incurred or Disqualified Stock or Preferred Stock was issued pursuant to Section 7.1(a) or clauses (i), (ii), (iii), (iv), (xii), (xiii), (xv), (xvi), (xx) and (xxiv) of this Section 7.1(b), or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, plus any additional Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay premiums (including tender premiums), accrued and unpaid interest, expenses, defeasance costs and fees in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded, refinanced or defeased and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness, Disqualified Stock and Preferred Stock being refunded or refinanced that were due on or after the date that is one year following the Latest Maturity Date of any Loans then outstanding were instead due on such date;

(B) to the extent such Refinancing Indebtedness refinances (a) Indebtedness junior in right of payment to the Loans or a Guaranty, as applicable, such Refinancing Indebtedness is junior in right of payment to the Loans or the Guaranty, as applicable, (b) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock, (c) Indebtedness secured by a Lien on the Collateral that is pari passu or junior to the Lien on the Collateral securing the Obligations hereunder, such Refinancing Indebtedness is secured by a Lien on the Collateral that is pari passu with or junior to the Lien on the Collateral securing the Obligations hereunder to the same extent as such Indebtedness, and a Senior Representative of such Refinancing Indebtedness acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of ABL Intercreditor Agreement (and the Pari Passu Intercreditor Agreement or the Junior Intercreditor Agreement, as applicable) and (d) the ABL Facility, the Lien on the Collateral securing such Indebtedness shall have the priorities contemplated by the ABL Intercreditor Agreement, and a Senior Representative of such Refinancing Indebtedness acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of the ABL Intercreditor Agreement; and

(C) shall not include (x) Indebtedness of a Restricted Subsidiary that is not a Guarantor that refinances Indebtedness of Borrower or a Guarantor, or (y) Indebtedness of Borrower or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary;

(xvi) Indebtedness, Disqualified Stock or Preferred Stock of (A) Borrower or any Restricted Subsidiary incurred to finance an acquisition or (B) Persons that are acquired by Borrower or any Restricted Subsidiary or are merged, consolidated or amalgamated with or into Borrower or any Restricted Subsidiary in accordance with the terms of this Agreement (so long as such Indebtedness is not incurred in contemplation of such acquisition, merger, consolidation or amalgamation); provided that after giving effect to such acquisition or merger, consolidation or amalgamation, either:

(A) Borrower would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 7.1(a); or

(B) the Fixed Charge Coverage Ratio of Borrower would be no less than immediately prior to such acquisition or merger, consolidation or amalgamation;

provided, that the amount of Indebtedness, Disqualified Stock and Preferred Stock that may be Incurred or issued, as applicable, pursuant to clause (xvi)(A) by Restricted Subsidiaries that are not Guarantors, together with all Indebtedness, Disqualified Stock or Preferred Stock Incurred by Restricted Subsidiaries that are not Guarantors pursuant the first paragraph of this covenant or clause (xii) above, together with any Refinancing Indebtedness of Restricted Subsidiaries that are not Guarantors incurred in respect thereof, shall not exceed, in the aggregate, the greater of $~~540~~820 million and 60% of Consolidated EBITDA (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount);

provided, further, that with respect to Indebtedness incurred pursuant to clause (xvi)(A) (and not assumed);

(xvii) ~~Indebtedness Incurred by a Securitization Subsidiary in a Qualified Securitization Financing that is not recourse to Borrower or any Restricted Subsidiary other than a Securitization Subsidiary (except for Standard Securitization Undertakings); provided that the amount of Indebtedness outstanding under this clause (xvii) shall not exceed, when aggregated with all Indebtedness outstanding under clause (i) at the time of Incurrence, the maximum amount permitted under clause (i);~~[reserved];

(xviii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its Incurrence;

(xix) Indebtedness of Borrower or any Restricted Subsidiary supported by a letter of credit or bank guarantee, in a principal amount not in excess of the stated amount of such letter of credit;

(xx) Indebtedness of Restricted Subsidiaries of Borrower that are not Guarantors not to exceed at any one time outstanding (together with any Refinancing Indebtedness of Restricted Subsidiaries that are not Guarantors incurred in respect thereof pursuant to clause (xv) above) the greater of $~~270~~410 million or 30% of Consolidated EBITDA as of the date on which such Indebtedness is Incurred (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount);

(xxi) Indebtedness of Borrower or any Restricted Subsidiary consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xxii) Indebtedness consisting of Indebtedness of Borrower or a Restricted Subsidiary to current or former officers, directors and employees thereof or any direct or indirect parent thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of Borrower or any direct or indirect parent of Borrower to the extent described in Section 7.2(b)(iv);

(xxiii) Indebtedness in respect of obligations of Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money or any Hedging Obligations; and

(xxiv)Indebtedness under asset-level financings, Capitalized Lease Obligations and purchase money indebtedness incurred by (1) Norbert Dentressangle S.A. or any of its Subsidiaries or (2) any Foreign Subsidiary of Borrower, in each case in the ordinary course of business consistent with past practice; provided that the amount of Indebtedness outstanding under this Section 7.1(b)(xxiv), together with any Refinancing Indebtedness in respect thereof incurred pursuant to Section 7.1(b)(xv) shall not exceed, in the aggregate, the greater of $~~675~~1,025 million and 75% of Consolidated EBITDA (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount).

Borrower from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Closing Date; and

(C) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to Section 7.2(b)(ii); provided, however, in the case of each of clauses (A) and (B) above of this clause (vi), that for the most recently ended four full Fiscal Quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions and treating such Designated Preferred Stock as Indebtedness for borrowed money for such purpose) on a pro forma basis (including a pro forma application of the net proceeds therefrom), Borrower would have had a Fixed Charge Coverage Ratio no less than 2.00 to 1.00.

(vii) Investments in joint ventures and Unrestricted Subsidiaries having an aggregate Fair Market Value (as determined in good faith by Borrower), taken together with all other Investments made pursuant to this clause (vii) that are at that time outstanding, not to exceed the sum of (a) the greater of $~~180~~275 million and 20% of Consolidated EBITDA as of the date of such Investment and (b) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (vii) is made in any Person that is not Borrower or a Restricted Subsidiary at the date of the making of such Investment and such Person becomes Borrower or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) of the definition of Permitted Investments and shall cease to have been made pursuant to this clause (vii) for so long as such Person continues to be Borrower or a Restricted Subsidiary;

(viii) Restricted Payments that are made with (or in an aggregate amount that does not exceed the aggregate amount of) Excluded Contributions;

(ix) other Restricted Payments in an aggregate amount, when taken together with all other Restricted Payments made pursuant to this clause (ix) that are at that time outstanding, not to exceed the greater of $~~500~~750 million and 55% of Consolidated EBITDA as of the date such Restricted Payment is made;

(x) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to Borrower or a Restricted Subsidiary by, Unrestricted Subsidiaries;

(xi) with respect to any taxable period for which Borrower and/or any of its Subsidiaries are members of a consolidated, combined, affiliated, unitary or similar income tax group for U.S. federal and/or applicable state or local income tax purposes of which a direct or indirect parent of Borrower is the common parent (a “Tax Group”), distributions (“Tax Distributions”) to any direct or indirect parent of Borrower to pay the portion of the taxes of such Tax Group attributable to the income of Borrower and/or its applicable Subsidiaries in an amount not to exceed the amount of any U.S. federal, state and/or local income taxes (as applicable) that Borrower and/or its applicable Subsidiaries would have paid for such taxable period had Borrower and/or its applicable Subsidiaries been a stand-alone corporate taxpayer or a stand-alone corporate group with respect to such taxes; provided that distributions attributable to the income of any Unrestricted Subsidiary shall be permitted only to the extent that such Unrestricted Subsidiary made distributions to Borrower or any Restricted Subsidiary for such purpose;

For purposes of determining compliance with this Section 7.3, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to Borrower or a Restricted Subsidiary to other Indebtedness Incurred by Borrower or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

7.4 Asset Sales.

(a) Borrower shall not, and shall not permit any of the Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) Borrower or any Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by Borrower) of the assets sold or otherwise disposed of, and (y) at least 75% of the consideration therefor received by Borrower or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(i) any liabilities (as shown on Borrower’s or a Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of Borrower or a Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Loans or any Guaranty) that are assumed by the transferee of any such assets or that are otherwise cancelled or terminated in connection with the transaction with such transferee,

(ii) any notes or other obligations or other securities or assets received by Borrower or such Restricted Subsidiary from such transferee that are converted by Borrower or such Restricted Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received),

(iii) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale, to the extent that Borrower and each other Restricted Subsidiary are released from any guarantee of payment of such Indebtedness in connection with the Asset Sale,

(iv) consideration consisting of Indebtedness of Borrower (other than Subordinated Indebtedness) received after the Closing Date from Persons who are not Borrower or any Restricted Subsidiary, and

(v) any Designated Non-cash Consideration received by Borrower or any Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value (as determined in good faith by Borrower), taken together with all other Designated Non-cash Consideration received pursuant to this Section 7.4(a)(v) that is at that time outstanding, not to exceed the greater of $~~225~~340 million and 25% of Consolidated EBITDA at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value), shall be deemed to be Cash Equivalents for the purposes of this Section 7.4(a).

7.5 Transactions with Affiliates.

(a) Borrower shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any under any Insolvency Law and (iii) each Lender shall be entitled to pursue its deficiency claim after liquidation of all or substantially all of the Collateral and application of the proceeds therefrom.

10.10 Procedures. Agent is hereby authorized by each Credit Party and each other Person to whom any Obligations hereunder are owed to establish procedures (and to amend such procedures from time to time) to facilitate administration and servicing of the Loans and other matters incidental thereto. Without limiting the generality of the foregoing, Agent is hereby authorized to establish procedures to make available or deliver, or to accept, notices, documents and similar items on, by posting to or submitting and/or completion on, E-Systems. The posting, completion and/or submission by any Credit Party of any communication pursuant to an E-System shall constitute a representation and warranty by the Credit Parties that any representation, warranty, certification or other similar statement required by the Loan Documents to be provided, given or made by a Credit Party in connection with any such communication is true, correct and complete in all material respects except as expressly noted in such communication or otherwise on such E-System.

10.11 Collateral Matters.

(a) Lenders hereby irrevocably authorize and direct Agent to release Liens upon any Collateral (and any such Liens shall be automatically released), without further action by Agent or any other Person~~,~~, (i) upon the Termination Date; (ii) in respect of property of any Subsidiary being sold or disposed of or transferred (including property owned by any Subsidiary being sold or disposed of or transferred) if the sale or Disposition or transfer is made in compliance with this Agreement and the Loan Documents (or otherwise is not prohibited) (and Agent may, in its discretion, request, and rely conclusively without further inquiry on, a certificate from the Borrower certifying as such prior to Agent taking any action to evidence such release) or such sale or Disposition is approved by the Requisite Lenders (or such greater number of Lenders as may be required under Section 12.2); (iii) to the extent the applicable Collateral is or becomes Excluded Property and/or Excluded Principal Property; (iv) to the extent the applicable Collateral constitutes property leased to Credit Parties under a lease which has expired or been terminated in a transaction permitted under this Agreement; (v) to the extent the Credit Party owning such Collateral is released from its Obligations hereunder (pursuant to Section 13.10 or otherwise); or (vi) as required by the terms of any Intercreditor Agreement. Upon request by Agent or Borrower at any time, Lenders will confirm in writing Agent’s authority to release any Lien upon particular types or items of Collateral pursuant to this Section 10.11. In addition, the Lenders hereby authorize Agent, to subordinate any Lien granted to or held by Agent upon any Collateral to any Lien on such asset permitted pursuant to paragraph (6)(C) of the definition of Permitted Lien. In addition, the Guaranty of the Obligations by, and the liens on the assets of, any Restricted Subsidiary which is designated as an Unrestricted Subsidiary will automatically be terminated and released at the time of such designation.

(b) Promptly, and in any event not later than five (5) Business Days’ following written request by Borrower, Agent shall (and is hereby irrevocably authorized and directed by Lenders to) execute such documents as may be necessary to evidence the release (or subordination) of its Liens upon Collateral as contemplated by Section 10.11(a); provided, however, that (i) Agent shall be fully protected in relying on such certification by Borrower (and shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty contained therein) and any execution and delivery of such requested documentation shall be without recourse or warranty to Agent (other than Agent’s authority to execute and deliver such documents) and (ii) such release shall not in any manner discharge, affect or impair the Obligations hereunder or any Liens (other than those expressly being released) upon (or obligations of Credit Parties in respect of) all interests retained by Credit Parties,